Exhibit 99.1

EDGEWATER TECHNOLOGY, INC.

200 Harvard Mill Square, Suite 210

Wakefield, Massachusetts 01880

November 10, 2015

BY E-MAIL

AMERI Holdings, Inc.

100 Canal Pointe Building

Princeton, New Jersey 08540

Attn: Jeffrey E. Eberwein, Chairman

Dear Mr. Eberwein:

Thank you for your letter dated October 26, 2015 relating to a proposed transaction (the “Proposed Transaction”) between AMERI Holdings, Inc. and Edgewater Technology, Inc. (“Edgewater”). I presented the Proposed Transaction to Edgewater’s Board of Directors. After evaluating the Proposed Transaction with its financial and legal advisors, the Board of Directors unanimously determined that the Proposed Transaction is grossly inadequate and not in the best interests of Edgewater’s shareholders.

Very truly yours,

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Shirley Singleton
Name: Shirley Singleton
Title: Chairman, President and
Chief Executive Officer

Additional Information

In connection with the consent solicitation initiated by Lone Star Value Investors, LP and certain affiliates (collectively, “Lone Star”), Edgewater will file a consent revocation statement and other documents regarding the Lone Star proposals with the Securities and Exchange Commission (the “SEC”) and will mail a consent revocation statement and a consent revocation card to each stockholder of record entitled to deliver a written consent with respect to the Lone Star proposals. STOCKHOLDERS ARE ENCOURAGED TO READ ANY CONSENT REVOCATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The final consent revocation statement will be mailed to stockholders. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Edgewater at its website, www.edgewater.com, or 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880, Attention: Corporate Secretary.

Participants in Solicitation

Edgewater and its directors and executive officers may be deemed to be participants in the solicitation of consent revocations in connection with the Lone Star proposals. Information concerning Edgewater’s participants is set forth in the proxy statement, dated April 22, 2015, for its 2015 Annual Meeting of Stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Edgewater in the solicitation of consent revocations in connection with the Lone Star proposals and other relevant materials will be filed with the SEC when they become available.